EXHIBIT 5.2



                         MAYER, BROWN & PLATT

                       190 SOUTH LA SALLE STREET

                     CHICAGO, ILLINOIS 60603-3441

CHRISTINE LUTGENS
DIRECT DIAL (312) 701-7381                     MAIN TELEPHONE
DIRECT FAX   (312) 706-9124                    312-782-0600
clutgens@mayerbrown.com                        MAIN FAX
                                               312-701-7711

                           December 15, 1997



        Sears, Roebuck and Co.
        3333 Beverly Road
        Hoffman Estates, Illinois 60179

                       Re:     Sears Deferred Compensation Plan

Ladies and Gentlemen:

        We have acted as special counsel to Sears, Roebuck and Co. (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "1933 Act"), of obligations ("Deferred Compensation Obligations") which may be incurred by the Company pursuant to the Sears Deferred Compensation Plan (the "Plan"), and the filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-8 relating to the Deferred Compensation Obligations (the "Registration Statement").

        As such special counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion, and have made such additional assumptions as are set forth below.

        The Plan allows eligible employees to defer the receipt of certain compensation otherwise payable to such eligible employees in accordance with the terms of the Plan. The Plan further states that amounts deferred by eligible employees under the Plan shall be part of the Company's general funds to be deposited , invested or expended in any manner whatsoever by the Company and shall be subject to the risks of the Company's business. The Plan by its terms limits eligibility to employees who are designated by the Board of Directors of the Company from time to time as "executive officers" for purpose of Section 16 of the Securities Exchange Act of 1934, and to other key officers and employees approved by the committee appointed by the Board to administer the Plan who have compensation from the Company in excess of the limits set forth in section 401(a)(17) of the Internal Revenue Code of 1986, as amended. For the purpose of this opinion, we have assumed that (1) the Plan was duly adopted by the Company and was duly amended and restated in its current form (effective February 4, 1997), and (2) the Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

        The Plan permits a deferral of income by eligible employees for periods extending to the termination of employment or beyond. Accordingly, the Plan by its terms appears to fall within the definition of an "employee pension benefit plan" in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). However, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees (commonly referred to as a "top hat plan"), the Plan is only subject to parts 1 and 5 of Title I of ERISA.

        Parts 1 and 5 of Title I of ERISA do not impose any specific written requirements on top hat plans as a condition to compliance with the applicable provisions of ERISA. Rather, they relate to reporting and disclosure requirements and administration and enforcement which govern the operation of plans like the Plan.

        There being no express terms of the Plan that contravene or conflict with the provisions of Parts 1 and 5 of Title I of ERISA, we are of the opinion that the provisions of the written document constituting the Plan comply with the applicable requirements of ERISA.

        This opinion letter is issued as of the date hereof and is limited to the laws now in effect, and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

        We hereby expressly consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       MAYER, BROWN & PLATT



                                       By /s/HRISTINE LUTGENS
                                         Christine Lutgens

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